Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB Announces July 31, 2017 Assets Under Management
New York, NY, August 9, 2017 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $526 billion during July 2017 from $517 billion at the end of June. The 1.7% increase was the result of market appreciation, including the positive impact of foreign currency movements during the month, and firmwide net inflows. By channel, net inflows to Retail and Institutions were partly offset by net outflows from Private Wealth.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At July 31, 2017				At June 30
					2017

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$31	$51	$46	$128	$125
Passive	20	31	—	51	50
Total Equity	51	82	46	179	175

Fixed Income
Taxable	159	71	10	240	237
Tax-Exempt	2	15	23	40	39
Passive	—	9	1	10	10
Total Fixed Income	161	95	34	290	286

Other(1)	45	4	8	57	56
Total	$257	$181	$88	$526	$517

	At June 30, 2017

Total	$253	$177	$87	$517

(1) Includes certain multi-asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2016 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At June 30, 2017, AB Holding owned approximately 35.2% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 64.6% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

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